UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2016 (February 1, 2016)

ALCOA INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-3610	25-0317820
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

390 Park Avenue, New York, New York		10022-4608
(Address of principal executive offices)		(Zip Code)

Office of Investor Relations 212-836-2674

Office of the Secretary 212-836-2732

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 1, 2016, Alcoa Inc. (the “Company”) entered into an agreement (the “Agreement”) with Elliott Associates, L.P., a Delaware limited partnership, Elliott International, L.P., a Cayman Islands limited partnership, and Elliott International Capital Advisors Inc., a Delaware corporation (the foregoing, collectively, “Elliott”). Pursuant to the Agreement, the Company has agreed that effective February 5, 2016, the size of the Board of Directors of the Company (the “Board”) will be increased to 15 directors and the Board will appoint each of Ulrich (Rick) Schmidt, Sean O. Mahoney and John C. Plant (the “Nominees”) to fill the vacancies resulting from such increase. Mr. Plant will be appointed to the class of directors whose terms expire at the annual shareholders meeting in 2018, Mr. Schmidt will be appointed to the class of directors whose terms expire at the annual shareholders meeting in 2017 and Mr. Mahoney will be appointed to the class of directors whose terms expire at the annual shareholders meeting in 2016 (the “2016 Annual Meeting”) and will be included by the Company on its slate of nominees for re-election at such meeting. Furthermore, in connection with, and subject to the completion of, the Company’s previously announced plan to separate its Value-Add and Upstream businesses into two independent public companies, each of the Nominees will be appointed to the board of directors of the Value-Add company.

Under the Agreement, Elliott has agreed that at the 2016 Annual Meeting, it will vote all shares of common stock of the Company that it has the right to vote, as of the record date, in favor of the election of directors nominated by the Board and, subject to certain exceptions relating to any extraordinary transactions, in accordance with the Board’s recommendation on any proposals.

In addition, subject to certain exceptions, the Agreement restricts Elliott from, among other things, (i) engaging in any solicitation of proxies or consents with respect to the election or removal of directors or any other matter or proposal, (ii) forming, joining or participating in any way in any group with respect to securities of the Company entitled to vote in the election of directors, (iii) acquiring voting securities of the Company if such acquisition would result in Elliott having beneficial ownership of more than 10% of the Company’s common stock or economic exposure to more than 15% of the Company’s common stock, (iv) making or participating in any tender offer, exchange offer, merger, consolidation, acquisition, business combination, recapitalization, restructuring, liquidation, dissolution or similar transaction involving the Company and (v) seeking election or appointment to the Board or the removal of any member of the Board. The foregoing restrictions terminate on the date that is 30 days prior to the last day of the time period, established under the Company’s articles of incorporation, for shareholders to deliver notice of director nominations to be brought before the Company’s 2017 annual meeting of shareholders, except that the Agreement provides for earlier termination in certain circumstances.

A copy of the Agreement is filed with this Form 8-K and attached hereto as Exhibit 10.1 and incorporated by reference herein. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement. On February 1, 2016, the Company issued a press release announcing the signing of the Agreement. A copy of the press release is filed with this Form 8-K and attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Agreement, dated February 1, 2016, by and between Elliott Associates, L.P., Elliott International, L.P., Elliott International Capital Advisors Inc. and Alcoa Inc.

99.1	Press release issued by Alcoa Inc. on February 1, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 1, 2016

ALCOA INC.

By:	/s/ Peter Hong
Name: Peter Hong
Title: Vice President and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement, dated February 1, 2016, by and between Elliott Associates, L.P., Elliott International, L.P., Elliott International Capital Advisors Inc. and Alcoa Inc.

99.1	Press release issued by Alcoa Inc. on February 1, 2016